UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 10, 2009

GLOBAL ENERGY INC.

(Exact name of registrant as specified in its charter)

Nevada	000-28025	86-0951473

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Madison Avenue, 15th Floor, New York, NY 10017

(Address of principal executive offices and Zip Code)

646.673.8435
Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

        On September 10, 2009, the Registrant entered into a Securities Purchase Agreement (the “Agreement”) with Yuval Ganot, an accredited investor (the “Investor”). Subject to the terms of the Agreement, on the closing date (the “Closing Date”) and on the 15th day of each calendar month subsequent to the Closing Date, for a period of sixteen months (each such day, a “Subsequent Closing”), the Investor shall purchase a total aggregate amount of up to 150,000,000 but not less than 100,000,000 of the Registrant’s shares of Common Stock (the “Shares”) in exchange for an aggregate purchase price of up to $1,500,000. The effective purchase price is $0.01 per Share. The proceeds from the Agreement shall be used for general working capital. Pursuant to the terms of the Agreement, the Investor may, at his sole and absolute discretion, elect not to purchase all or a part of the portion of the Shares scheduled to be purchased on the final Subsequent Closing (50,000,000 Shares).

        The Registrant has undertaken to endeavor that the Investor (or its representative) is appointed to the Registrant’s Board of Directors. The Registrant has further granted the Investor a right of first offer to participate in any subsequent equity financing that shall expire on the earliest of the first anniversary of the Agreement or the expiration of the right of first offer period. The Investor was further granted, subject to applicable law, a right to participate in any equity financing pursued by the Registrant in the two year period following the Closing Date, on the same terms and in such manner that will maintain its ownership in the Registrant. The Investor has the right, at any time prior to the Closing Date, to withdraw from the Agreement.

        The Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act, or any applicable state securities laws. The Registrant has undertaken that at any time following six months of the Closing Date it shall register the Shares purchased by the Investor if the Investor so demands.

        The foregoing description of the Agreement is qualified by reference to its complete terms; the Agreement is included herewith as Exhibit 10.1. The Agreement is provided to give investors information regarding its terms. It is not provided to give investors factual information about the Registrant or the Investor. In addition, the representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to this Agreement, and may be subject to qualifications and limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Registrant.

Item 3.02.	Unregistered Sales of Equity Securities

        The disclosures made under Item 1.01 are incorporated in this Item 3.02 by reference. The Shares shall be issued to an accredited investor in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The sale of Shares did not involve a public offering and was made without general solicitation or advertising. The Investor has represented that it is an accredited investor, as such term is defined in Regulation D, and that it has acquired the Shares for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1 Securities Purchase Agreement dated September 10, 2009 between Global Energy, Inc. and Yuval Ganot

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC. By: /s/ Asi Shalgi —————————————— Asi Shalgi President and CEO September 15, 2009